Exhibit 99

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL INC. ANNOUNCES FOURTH QUARTER
FISCAL 2013 OPERATING RESULTS

Milwaukee, WI –
December 11, 2013 – Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported fourth quarter and fiscal 2013 results.

Fourth Quarter Highlights

•	Bookings down 19 percent from a year ago to $1.1 billion; Sales down 26 percent to $1.2 billion
•	Earnings per diluted share at $0.25; Adjusted earnings per diluted share at $1.11 down 47 percent from a year ago
•	Adjusted earnings exclude a $155 million pretax non-cash intangible asset impairment charge associated with the Joy Global branding initiative and a $10 million net pretax gain from other unusual items
•	Cash from operations of $195 million, down 7 percent from a year ago
•	Repurchased 4.1 million shares

Fourth Quarter and Full Year Operating Results

“This quarter once again demonstrates outstanding execution in a difficult market,” said Mike Sutherlin, President and Chief Executive Officer.  “We were very encouraged by the sequential recovery of aftermarket orders.  This puts us almost back to the levels of a year ago, even though some regions are still lagging.  It was especially good to see the return of machine rebuilds to the U.S. underground business, which is an important step in the recovery of this market segment.

“As lead times come down, the historical lumpiness has returned to our order rates.  The third and fourth quarter bookings bound a range that we expect to continue in 2014.  Although we booked a major longwall project this quarter as expected, there are fewer other projects moving forward which meet today’s stringent criteria of operating on the lower half of the global cost curve.

“With a limited number of projects that can book in time to help 2014, we continue to see both the need and opportunity to lower the cost base in our business.  Much of the costs we have taken out so far are structural reductions coming from our Operational Excellence program and One Joy Global initiative, and this will improve our leverage on market recovery.  We have made substantial progress in streamlining our businesses and regions, and are now taking the next step of consolidating our surface and underground businesses and products under the Joy Global brand.  Although the reduced value of the separate brands results in a non-cash charge, this is an important step that will continue to make us more efficient, responsive and competitive.”

Bookings - (in millions)
	Quarter Ended
	October 25,	October 26,	%
	2013	2012	Change
Segment:
Underground Mining Machinery	$629.6	$667.3	(5.7)%
Surface Mining Equipment	475.1	694.5	(31.6)%
Eliminations	(28.6)	(40.1)
Total Bookings by Segment	$1,076.1	$1,321.7	(18.6)%

Product:
Aftermarket	$711.5	$733.9	(3.1)%
Original Equipment	364.6	587.8	(38.0)%
Total Bookings by Product	$1,076.1	$1,321.7	(18.6)%

Total bookings decreased 19 percent from last year to $1.1 billion in the fourth quarter of fiscal 2013.  Original equipment orders decreased 38 percent while aftermarket orders declined 3 percent when compared to the prior year period.  The current quarter bookings were reduced by $22.4 million for the impact of foreign exchange, with original equipment and aftermarket bookings reduced by $2.9 million and $19.5 million, respectively.  When adjusted for foreign exchange, current quarter bookings were down 17 percent from the same period last year with original equipment orders down 37 percent and aftermarket orders flat.  On a sequential basis, current year fourth quarter aftermarket and original equipment bookings increased 19 percent and 279 percent, respectively.

Bookings for underground mining machinery decreased 6 percent in comparison to last year’s fourth quarter.  Original equipment orders decreased 11 percent compared to the fourth quarter of last year, with declines in all regions except Australia in which a longwall system was booked in the current quarter.  Aftermarket orders decreased 1 percent, led by strong orders for rebuilds in North America offset by declines in China and Eurasia.  Orders for underground mining machinery were reduced by $18.7 million or 3 percent for the impact of foreign exchange compared to the fourth quarter of last year.

Bookings for surface mining equipment were down 32 percent.  Original equipment orders were down 62 percent from the fourth quarter of last year, while aftermarket bookings decreased 5 percent.  Original equipment orders were down in all regions except Eurasia.  Aftermarket orders increased in South America and Eurasia but were more than offset by declines in all other regions.  Current quarter surface orders for original equipment and aftermarket were negatively impacted by foreign exchange of $3.7 million or 1 percent.

Backlog at the end of the fourth quarter was $1.5 billion compared to $1.6 billion at the beginning of the fourth quarter.

Net Sales - (in millions)
	Quarter Ended
	October 25,	October 26,	%
	2013	2012	Change

Underground Mining Machinery	$696.3	$827.5	(15.9)%
Surface Mining Equipment	535.5	837.3	(36.0)%
Eliminations	(50.0)	(69.9)

Total Net Sales	$1,181.8	$1,594.9	(25.9)%

Net sales decreased 26 percent from a year ago to $1.2 billion in the fourth quarter.  Original equipment sales decreased 38 percent and aftermarket sales decreased 14 percent compared to the prior year period.  Changes in foreign exchange rates decreased net sales by $43 million or 3 percent in the fourth quarter compared to the year ago period.  On a sequential basis, current year fourth quarter net sales for aftermarket and original equipment decreased 3 percent and 19 percent, respectively.

Net sales of underground mining machinery declined 16 percent in the fourth quarter compared to a year ago.  Original equipment sales decreased 17 percent and aftermarket sales declined 14 percent from the prior fourth quarter.  Original equipment sales were stronger in Eurasia and Africa but were more than offset by declines in all other regions compared to the year ago period.  The aftermarket sales decline was primarily due to weak sales in China compared to record sales in China in the prior year fourth quarter.  Eurasia and Australia were the only regions which showed aftermarket growth from the prior fourth quarter.

Net sales of surface mining equipment were 36 percent lower than the same period last year.  Original equipment sales decreased 58 percent while aftermarket sales decreased 13 percent.  Original equipment sales increases in Africa were more than offset by declines in all other regions compared to the fourth quarter of 2012.  Aftermarket growth in South America and Eurasia was more than offset by lower aftermarket sales in all other regions compared to the prior year.

Operating Profit - (in millions)
	Quarter Ended
	October 25,	October 26,	Return on Sales
	2013	2012	2013	2012

Underground Mining Machinery	$121.1	$180.8	17.4%	21.8%
Surface Mining Equipment	99.1	198.1	18.5%	23.7%
Corporate Expenses	(14.1)	(14.9)
Eliminations	(13.4)	(15.3)
Subtotal, Before Unusual Items	192.7	348.7	16.3%	21.9%

Restructuring charges	(18.5)	(9.5)
Excess purchase accounting	-	(2.0)
Pension related items	-	(11.4)
Acquisition settlement	13.5	-
Legal settlement	15.0	-
Trade name impairment	(155.2)	-
Acquisition costs	-	0.1

Total Operating Profit	$47.5	$325.9	4.0%	20.4%

Operating profit for the fourth quarter of fiscal 2013 totaled $47.5 million compared to $325.9 million in the fourth quarter of fiscal 2012.  Excluding the unusual items listed in the table above, operating profit totaled $192.7 million in the current fourth quarter compared to $348.7 million in the prior period and return on sales before unusual items was 16.3 percent in the current quarter compared to 21.9 percent in the fourth quarter of 2012. The decrease in operating profit, before unusual items, was due to lower sales volumes, unfavorable product mix and lower manufacturing cost absorption, partially offset by reduced product development, selling and administrative costs.

In the fourth quarter of fiscal 2013, the company reviewed its brand portfolio and developed a strategy to increase the visibility of its core brands in furtherance of the One Joy Global initiative. During this review the company determined that the indefinite life assumption was no longer appropriate for most of its previously acquired trademarks.  As a result, a non-cash impairment charge of $155.2 million was recorded in the fourth quarter of fiscal 2013, of which $130.2 million was recorded by the underground mining machinery segment and $25.0 million was recorded by the surface mining equipment segment.

Other income in the fourth quarter of fiscal 2013 also included $28 million for the successful settlement of two legal claims.

Earnings Per Share Reconciliation
	Quarter Ended
	October 25, 2013		October 26, 2012
	Dollars	Fully	Dollars	Fully
	in millions	Diluted EPS	in millions	Diluted EPS
Operating profit	$47.5		$325.9
Interest expense, net	13.6		17.4
Income tax expense	7.1		96.1

Income from continuing operations, attributable to Joy Global Inc., as reported, net of 21.0% and 31.1% tax rate, respectively	26.8	$0.25	212.4	$1.99

Add:
Trade name impairment, net of 33.6% tax	103.0	0.98
Restructuring charges, net of 31.0% tax	12.8	0.12	6.5	0.06
Pension related items, net of 31.0% tax	-	-	7.9	0.07
Excess purchase accounting, net of 25.0% tax	-	-	1.5	0.01

Deduct:
Legal settlement, net of 36.0% tax	9.6	0.09	-	-
Acquisition settlement	13.5	0.13	-	-
Net discrete tax benefits	1.7	0.02	3.1	0.03

Income from continuing operations attributable to Joy Global Inc., before acquisition activities and unusual items, net of 34.3% and 32.0% tax rate, respectively	$117.8	$1.11	$225.2	$2.10

Fully diluted earnings per share for the fourth quarter of fiscal 2013 totaled $0.25 compared to $1.99 in the fourth quarter of fiscal 2012.  Excluding unusual items, fully diluted earnings per share in the current quarter totaled $1.11 compared to $2.10 in the prior year quarter.

The effective income tax rate was 21.0 percent in the current quarter compared to 31.1 percent in the fourth quarter of 2012.  The decrease in the current quarter tax rate is due to a higher mix of foreign sourced income compared to domestic income and greater percentage of unusual items as a component of pre-tax income compared with last year.  The tax rate before acquisition activities and other unusual items in the current quarter was 34.3 percent compared to 32.0 percent in the fourth quarter of 2012.  The increase in the current quarter is due to a higher percentage of domestic income compared to foreign sourced income in the current year.

Cash provided by continuing operations was $195.4 million in the fourth quarter of fiscal 2013, compared to $210.9 million in the prior year fourth quarter.  The decrease in cash provided by continuing operations during the fourth quarter was primarily due to lower earnings and the timing of income tax payments partially offset by the collection of accounts receivables and a reduction in inventories.

Capital expenditures were $35.5 million in the fourth quarter of fiscal 2013, down from $72.2 million in the prior year fourth quarter, and consistent with our sustaining rate.

We repurchased 4.1 million shares of common stock for $214 million in the fourth quarter, leaving $786 million available under the current Board authorization.

Full Year Fiscal 2013 Operating Results

Bookings - (in millions)
	Year Ended
	October 25,	October 26,	%
	2013	2012	Change
Segment:
Underground Mining Machinery	$2,301.1	$2,780.8	(17.3)%
Surface Mining Equipment	1,779.8	2,474.0	(28.1)%
Eliminations	(156.0)	(183.5)
Total Bookings by Segment	$3,924.9	$5,071.3	(22.6)%

Product:
Aftermarket	$2,547.1	$2,914.0	(12.6)%
Original Equipment	1,377.8	2,157.3	(36.1)%
Total Bookings by Product	$3,924.9	$5,071.3	(22.6)%

Total bookings decreased 23 percent from last year to $3.9 billion.  Original equipment orders decreased 36 percent while aftermarket orders declined 13 percent when compared to the prior year.  The current year bookings were reduced by $162.2 million for the impact of foreign exchange, reducing original equipment and aftermarket bookings by $76.0 million and $86.2 million, respectively.  When adjusting for foreign exchange, current year bookings were down 19 percent from the same period last year with original equipment orders down 33 percent and aftermarket orders down 10 percent.

Bookings for underground mining machinery decreased 17 percent in comparison to last year.  Original equipment orders decreased 17 percent compared to last year, with declines in all regions except Eurasia.  Aftermarket orders decreased 17 percent, with declines in all regions.  Orders for underground mining machinery were reduced by $123.8 million or 5 percent for the impact of foreign exchange compared to last year.

Bookings for surface mining equipment were down 28 percent.  Original equipment orders were down 57 percent from last year, while aftermarket bookings decreased 8 percent.  Original equipment and aftermarket orders were down in all regions except Eurasia.  Current year surface orders for original equipment and aftermarket were negatively impacted by foreign exchange of $38.4 million or 2 percent.

Net Sales - (in millions)
	Year Ended
	October 25,	October 26,	%
	2013	2012	Change

Underground Mining Machinery	$2,691.0	$3,107.5	(13.4)%
Surface Mining Equipment	2,494.7	2,737.5	(8.9)%
Eliminations	(173.0)	(184.1)

Total Net Sales	$5,012.7	$5,660.9	(11.5)%

Net sales decreased 12 percent from a year ago to $5.0 billion.  Original equipment sales decreased 17 percent and aftermarket sales decreased 7 percent compared to last year.  Changes in foreign exchange rates decreased net sales by $88 million or 2 percent compared to last year.

Net sales of underground mining machinery declined 13 percent compared to last year.  Original equipment sales decreased 16 percent and aftermarket sales declined 11 percent from last year.  Original equipment sales were stronger in Africa offset by declines in all other regions compared to the prior year.  Aftermarket sales declined in all regions except Australia compared to last year.

Net sales of surface mining equipment were 9 percent lower than last year.  Original equipment sales decreased 17 percent while aftermarket sales decreased 2 percent.  Original equipment sales increases in South America and Africa were more than offset by declines in all other regions compared to the prior year.  Aftermarket growth in South America and Eurasia was more than offset by lower aftermarket sales in all other regions compared to last year.

Operating Profit - (in millions)
	Year Ended
	October 25,	October 26,	Return on Sales
	2013	2012	2013	2012

Underground Mining Machinery	$513.0	$707.4	19.1%	22.8%
Surface Mining Equipment	559.4	619.1	22.4%	22.6%
Corporate Expenses	(53.5)	(54.2)
Eliminations	(45.2)	(40.9)
Subtotal, Before Unusual Items	973.7	1,231.4	19.4%	21.8%

Restructuring charges	(28.5)	(9.5)
Excess purchase accounting	3.8	(41.0)
Pension related items	-	(12.4)
Acquisition settlement	13.5	-
Legal settlement	15.0	-
IMM gain on shares	-	20.2
Acquisition costs	(0.6)	(16.1)
Trade name impairment	(155.2)	-

Total Operating Profit	$821.7	$1,172.6	16.4%	20.7%

Operating profit for fiscal 2013 totaled $821.7 million compared to $1,172.6 million in fiscal 2012.  Excluding the unusual items listed in the table above, operating profit totaled $973.7 million in the current year compared to $1,231.4 million in the prior year and return on sales before unusual items was 19.4 percent in the current year compared to 21.8 percent in 2012.  The decrease in operating profit, before unusual items, was due to lower sales volumes, unfavorable product mix, and less favorable manufacturing cost absorption partially offset by reduced product development, selling, and administrative costs.

Earnings Per Share Reconciliation
	Year Ended
	October 25, 2013		October 26, 2012
	Dollars	Fully	Dollars	Fully
	in millions	Diluted EPS	in millions	Diluted EPS
Operating Profit	$821.7		$1,172.6
Interest expense, net	57.5		67.4
Income tax expense	230.2		337.9

Income from continuing operations, attributable to Joy Global Inc., as reported, net of 30.1% and 30.6% tax rate, respectively	534.0	$4.99	767.3	$7.18

Add:
Excess purchase accounting, net of 27.7% tax	-	-	29.7	0.28
Restructuring charges, net of 31.0% tax	19.7	0.18	6.5	0.06
Pension related items, net of 31.0% tax	-	-	8.6	0.08
Acquisition costs, net of 31.0% and 32.0% tax, respectively	0.4	-	10.9	0.10
Trade name impairment, net of 33.6% tax	103.0	0.96	-	-

Deduct:
Excess purchase accounting, net of 25.0% tax	2.9	0.03	-	-
Legal settlement, net of 36.0% tax	9.6	0.09	-	-
Acquisition settlement	13.5	0.13	-	-
IMM gain on shares	-	-	20.2	0.19
Net discrete tax benefits	5.2	0.05	7.6	0.07

Income from continuing operations attributable to Joy Global Inc., before acquisition activities and unusual items, net of 31.7% and 31.7% tax rate, respectively	$625.9	$5.83	$795.2	$7.44

Fully diluted earnings per share for fiscal 2013 totaled $4.99 compared to $7.18 in fiscal 2012.  Excluding unusual items, fully diluted earnings per share in the current year totaled $5.83 compared to $7.44 in the prior year.

The effective income tax rate was 30.1 percent in 2013 compared to 30.6 percent in 2012.    The tax rate before acquisition activities and other unusual items in the both the current and prior fiscal year was 31.7 percent.

Cash provided by continuing operations was $638.5 million in fiscal 2013, compared to $463.9 million a year ago.  The increase in cash provided by continuing operations during the year was primarily due to the collection of accounts receivables and a reduction in inventories.  These improvements were partially offset by a reduction in advance payments resulting from lower original equipment orders.

Capital expenditures were $153.4 million in fiscal 2013, down from $241.5 million in the prior year.

Market Outlook

During 2013, the major commodity markets served by the company were defined by significant supply surplus after several years of investment in production capacity. At the same time, disappointing economic growth from the developed world along with a slowing in the emerging markets resulted in lower than expected demand for commodities. Despite slowed global economic activity for most of 2013, signs are emerging that the Eurozone is beginning to recover from a two-year recession while growth in China rebounded to 7.8 percent in the third quarter indicating that full-year growth targets should be met.

The supply surplus resulted in commodity prices for most industrial metals and bulk commodities falling further in 2013. While demand has increased modestly, it has not been enough to counteract the higher level of supply, and market forces have resulted in pricing declines to balance these conditions. This pricing pressure will continue to drive the closure of high cost uneconomic mines across the sphere of commodities in which the company operates.

The U.S. coal market began to see some marginal improvements in 2013. Coal consumption has improved, and is expected to grow over 7 percent in 2013 as natural gas prices have averaged $3.70/mmBtu throughout the year facilitating natural gas to coal switching at power plants. Elevated inventories resulting from the production overhang in 2012 have been reduced and are approximately 155 million tons. This normalization should elicit a production response in 2014 after this year’s US coal production is expected to be down 2.0 percent.

Oversupplied seaborne thermal coal markets resulted in prices remaining weak in 2013. The recent Newcastle thermal coal contract settled at $85 per tonne, but appears to have stabilized as demand has remained steady through 2013. China and India have seen imports increase 18 percent and 42 percent, respectively, through September. Full-year Chinese and Indian coal imports are expected to reach 315 and 165 million tonnes, respectively, while additional demand is coming from Japan and Europe as they move away from nuclear power generation.

Seaborne thermal coal prices continue to pressure domestic producers in China. Year-to-date, Chinese coal production is down 2 percent and a number of domestic producers are not competitive with current seaborne prices.

Turning to other commodities, steel production has grown 3.9 percent through October reaching 1.32 billion tonnes. Most of this growth has come from China where steel production is up 9 percent. World steel demand is expected to improve marginally in 2014 growing 3 percent, with the Eurozone experiencing the first growth in steel demand in three years. However, global overcapacity and depressed steel prices are pressuring steel-making inputs which remain a concern.

After declining through most of 2013, the fourth quarter met coal contract was settled at $152 per tonne, up 5 percent from the third calendar quarter of the year. This pricing improvement along with further supply rationalization suggests that met coal markets may have bottomed. Additionally, global demand has remained steady with China importing over 63 million tonnes through October, a 51 percent increase from a year ago. Full-year global met coal demand is expected to increase nearly 25 million tonnes as steel production increases drive demand. Iron ore has also found support in 2013 with prices averaging $135 per tonne, down 10 percent from the beginning of the year but stabilizing. While the major producers will be expanding production in coming years,  the steep gradient of the seaborne iron ore cost curve will result in this being displaced by high-cost Chinese supply reductions that should support a $110 per tonne pricing level in 2014.

Global copper markets experienced a 3.6 percent increase in consumption during 2013 as prices remained above the marginal cost of production for most of the global cost curve. These factors continue to make copper the most attractive investment in mined commodities. Inventory levels have decreased 30 percent since the beginning of the year and prices should benefit from improving demand. These developments should leave the global copper market relatively balanced given the normal level of labor related and mine expansion delays.

These market conditions strained customers’ cash flows in 2013 and resulted in significantly lower overall industry capital expenditures. Customer capital expenditures are expected to remain at this level until demand improves enough to move commodity pricing toward incentive levels. While there are a number of high grade projects in process, the list is smaller than in the past due to the stringent requirements of projects.

Company Outlook

“We have just finished another transitional year for our end markets as global capacity continues to exceed demand,” said Ted Doheny, Executive Vice President and CEO-designee. Doheny continued, “This resulted in most mined commodities remaining in surplus and has led to prices for industrial metals and bulk commodities declining 20 to 40 percent over the last 18 months.

“Current market conditions have created an environment where higher cost mines are being closed and projects with only the strongest financial returns are being approved. Industry capex in 2013 declined further as falling commodity prices reduced our customers’ cash flow and caused the industry to re-evaluate expansion projects.

“Looking forward, thermal coal capex will remain under pressure but appears to be near the bottom. Met coal capex will likely slow after several years of investment.  Copper should remain high on prospect lists as current prices support most of global production, and iron ore projects will move forward selectively. Although we believe our markets overall will begin to improve in 2014, the timing is difficult to predict. Until a sustained demand catalyst emerges, we expect our customers will continue to be cautious and selective in deploying capex.

“Our focus for 2014 will be to drive our key strategies for growth, operational excellence, talent development and delivering long term value for our shareholders.

“We are accelerating the application of Joy technology and operational excellence programs into our local China product groups, and believe these new products will generate incremental sales growth in 2014.

“Our direct service model positions us well to help our customers with their key priorities of safety, productivity and cost.  Our service bookings rate, while still uneven, appears to have stabilized and should return to growth over the coming years as the machines delivered to the market between 2009 and 2012 begin to cycle through their periods of higher parts consumption and rebuilds.

“For fiscal year 2014, we expect revenues to be between $3.6 billion and $3.8 billion and earnings per fully diluted share, excluding restructuring and unusual items, to be in the range of $3.00 to $3.50. Our first fiscal quarter has a disproportional number of holidays that reduces production volumes but not costs, and this should be considered in estimating how this guidance is applied through the year. We are also expecting many of our customers to take full shutdowns during these first quarter holiday periods to further balance supply and demand which will add to the pressure on the first quarter.

“We will take additional restructuring actions in 2014 as we continue to shift our production capability eastward close to our demand growth potential. This will enable us to optimize our global manufacturing and service center footprint while achieving our leverage targets. For the year, these restructuring costs are expected to be approximately $15 million.

“Even with the projected lower revenue levels, we are confident in our cash generation capability in 2014 due to lower pension funding, lower working capital levels and reduced capex requirements. Our operational excellence programs will continue to enable us to reduce inventory levels while improving service to our customers and exceeding their expectations. Our strong cash position heading into fiscal 2014 and solid cash generation during the year will position us to continue to execute on our share repurchase program and provide other opportunities to add value for our shareholders.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s fourth quarter results at 11:00 a.m. EST on December 11, 2013.  Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. EST start time of the call.  A rebroadcast of the call will be available until the close of business on January 2, 2014 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on January 31, 2014.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential”  “predict,” “should,”  “will be,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with  the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets  and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

JOY-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	October 25,	October 26,	October 25,	October 26,
	2013	2012	2013	2012

Net sales	$1,181,774	$1,594,905	$5,012,697	$5,660,889
Costs and expenses:
Cost of sales	826,947	1,067,398	3,389,484	3,783,802
Product development, selling and administrative expenses	182,612	203,951	680,001	736,776
Intangible asset impairment charges	155,200	-	155,200	-
Other income	(30,522)	(2,345)	(33,649)	(32,248)
Operating income	47,537	325,901	821,661	1,172,559

Interest expense, net	13,564	17,429	57,504	67,428
Income from continuing operations before income taxes	33,973	308,472	764,157	1,105,131

Provision for income taxes	7,140	96,064	230,219	337,870

Income from continuing operations	26,833	212,408	533,938	767,261
Income from continuing operations attributable to non-controlling interest	-	-	-	(180)
Income from continuing operations attributable to Joy Global Inc.	26,833	212,408	533,938	767,081

Income (loss) from discontinued operations, net of income taxes	-	155	(225)	(5,060)
Net income	26,833	212,563	533,713	762,201
Net income attributable to non-controlling interest	-	-	-	(180)

Net income attributable to Joy Global Inc.	$26,833	$212,563	$533,713	$762,021

Basic earnings (loss) per share:
Continuing operations	$0.26	$2.00	$5.03	$7.25
Discontinued operations	-	-	-	(0.05)
Net income	$0.26	$2.00	$5.03	$7.20

Diluted earnings (loss) per share:
Continuing operations	$0.25	$1.99	$4.99	$7.18
Discontinued operations	-	-	-	(0.05)
Net income	$0.25	$1.99	$4.99	$7.13

Dividends per share	$0.175	$0.175	$0.70	$0.70

Weighted average shares outstanding:
Basic	105,148	106,069	106,070	105,862
Diluted	106,021	106,957	106,996	106,889

 Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC

JOY GLOBAL INC.
 SUMMARY CONSOLIDATED BALANCE SHEET
 (Unaudited)
 (In thousands)

	October 25,	October 26,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$405,709	$263,873
Accounts receivable, net	1,083,663	1,229,083
Inventories	1,139,744	1,415,455
Other current assets	193,328	247,666
Total current assets	2,822,444	3,156,077

Property, plant and equipment, net	912,642	832,862
Other intangible assets, net	331,812	589,224
Goodwill	1,480,519	1,382,358
Deferred income taxes	41,532	67,101
Other assets	200,633	114,881
Total assets	$5,789,582	$6,142,503

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long term obligations	$58,669	$65,316
Trade accounts payable	388,119	452,236
Employee compensation and benefits	130,555	156,867
Advance payments and progress billings	399,768	669,792
Accrued warranties	85,732	100,646
Other accrued liabilities	286,063	322,813
Current liabilities of discontinued operations	11,684	13,147
Total current liabilities	1,360,590	1,780,817

Long-term obligations	1,256,927	1,306,625

Accrued pension costs	149,805	335,813
Other non-current liabilities	163,891	142,059

Shareholders' equity	2,858,369	2,577,189

Total liabilities and shareholders' equity	$5,789,582	$6,142,503

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Year Ended
	October 25,	October 26,	October 25,	October 26,
	2013	2012	2013	2012

Operating Activities:
Net income	$26,833	$212,563	$533,713	$762,201
(Income) Loss from discontinued operations	-	(155)	225	5,060
Depreciation and amortization	33,655	33,014	113,519	152,840
Intangible asset impairment charge	155,200	-	155,200	-
Other, net	(82,584)	(22,916)	(216,015)	(155,977)

Changes in Working Capital Items Attributed to Continuing Operations, net of acquisition:
Accounts receivable, net	45,385	(65,546)	206,914	(162,876)
Inventories	129,909	114,955	199,530	(84,514)
Trade accounts payable	(18,909)	(36,709)	(55,087)	(81,517)
Advance payments and progress billings	(96,834)	(145,417)	(249,752)	(91,378)
Other working capital items	2,745	121,106	(49,709)	120,076
Net cash provided by operating activities - continuing operations	195,400	210,895	638,538	463,915
Net cash used by operating activities - discontinued operations	(121)	(5,307)	(1,688)	(21,054)
Net cash provided by operating activities	195,279	205,588	636,850	442,861

Investing Activities:
Acquisition of businesses, net of cash acquired	-	-	-	(955,917)
Working capital adjustment from sale of business	-	(56,270)	-	(56,270)
Withdrawal of cash held in escrow	-	-	-	866,000
Property, plant, and equipment acquired	(35,509)	(72,237)	(153,418)	(241,527)
Other - net	602	2,266	3,443	9,385
Net cash used by investing activities	(34,907)	(126,241)	(149,975)	(378,329)

Financing Activities:
Share-based payment awards	2,170	2,809	9,303	33,398
Dividends paid	(18,599)	(18,530)	(74,325)	(73,961)
Financing fees	-	(3,684)	-	(5,304)
Treasury share purchase	(214,106)	-	(214,106)	-
Debt repayments	(14,215)	(249,101)	(57,374)	(35,742)
Net cash used by financing activities	(244,750)	(268,506)	(336,502)	(81,609)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	4,037	(1,205)	(8,537)	(7,371)

Increase (Decrease) in Cash and Cash Equivalents	(80,341)	(190,364)	141,836	(24,448)

Cash and Cash Equivalents at the Beginning of Period	486,050	454,237	263,873	288,321

Cash and Cash Equivalents at the End of Period	$405,709	$263,873	$405,709	$263,873

Supplemental cash flow information:
Interest paid	$16,044	$18,114	$63,623	$69,743
Income taxes paid	53,401	29,924	262,705	178,729

Depreciation and amortization by segment:
Underground Mining Machinery	$19,860	$18,735	$60,042	$90,339
Surface Mining Equipment	13,008	12,950	50,512	59,887
Corporate	787	1,329	2,965	2,614
Total depreciation and amortization	$33,655	$33,014	$113,519	$152,840

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	October 25,	October 26,
	2013	2012	Change

Net Sales By Segment:
Underground Mining Machinery	$696,267	$827,551	$(131,284)	-15.9%
Surface Mining Equipment	535,480	837,282	(301,802)	-36.0%
Eliminations	(49,973)	(69,928)	19,955
Total Sales By Segment	$1,181,774	$1,594,905	$(413,131)	-25.9%

Net Sales By Product Stream:
Aftermarket Revenues	$696,459	$808,095	$(111,636)	-13.8%
Original Equipment Revenues	485,315	786,810	(301,495)	-38.3%
Total Sales By Product Stream	$1,181,774	$1,594,905	$(413,131)	-25.9%

Net Sales By Geography:
United States	$420,577	$632,002	$(211,425)	-33.5%
Rest of World	761,197	962,903	(201,706)	-20.9%
Total Sales By Geography	$1,181,774	$1,594,905	$(413,131)	-25.9%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$(20,097)	$171,616	-2.9%	20.7%
Surface Mining Equipment	66,638	185,307	12.4%	22.1%
Corporate	14,428	(15,741)
Eliminations	(13,432)	(15,281)
Total Operating Income	$47,537	$325,901	4.0%	20.4%

	Year Ended
	October 25,	October 26,
	2013	2012	Change

Net Sales By Segment:
Underground Mining Machinery	$2,691,039	$3,107,488	$(416,449)	-13.4%
Surface Mining Equipment	2,494,678	2,737,488	(242,810)	-8.9%
Eliminations	(173,020)	(184,087)	11,067
Total Sales By Segment	$5,012,697	$5,660,889	$(648,192)	-11.5%

Net Sales By Product Stream:
Aftermarket Revenues	$2,758,297	$2,950,945	$(192,648)	-6.5%
Original Equipment Revenues	2,254,400	2,709,944	(455,544)	-16.8%
Total Sales By Product Stream	$5,012,697	$5,660,889	$(648,192)	-11.5%

Net Sales By Geography:
United States	$1,960,315	$2,297,216	$(336,901)	-14.7%
Rest of World	3,052,382	3,363,673	(311,291)	-9.3%
Total Sales By Geography	$5,012,697	$5,660,889	$(648,192)	-11.5%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$367,233	$671,797	13.6%	21.6%
Surface Mining Equipment	525,314	592,687	21.1%	21.7%
Corporate	(25,652)	(51,079)
Eliminations	(45,234)	(40,846)
Total Operating Income	$821,661	$1,172,559	16.4%	20.7%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	October 25,	October 26,
	2013	2012	Change
Bookings By Segment:
Underground Mining Machinery	$629,583	$667,315	$(37,732)	-5.7%
Surface Mining Equipment	475,054	694,540	(219,486)	-31.6%
Eliminations	(28,559)	(40,100)	11,541
Total Bookings By Segment	$1,076,078	$1,321,755	$(245,677)	-18.6%

Bookings By Product Stream:
Aftermarket Bookings	$711,510	$733,969	$(22,459)	-3.1%
Original Equipment Bookings	364,568	587,786	(223,218)	-38.0%
Total Bookings By Product Stream	$1,076,078	$1,321,755	$(245,677)	-18.6%

	Year Ended
	October 25,	October 26,
	2013	2012	Change
Bookings By Segment:
Underground Mining Machinery	$2,301,059	$2,780,799	$(479,740)	-17.3%
Surface Mining Equipment	1,779,827	2,474,003	(694,176)	-28.1%
Eliminations	(156,019)	(183,463)	27,444
Total Bookings By Segment	$3,924,867	$5,071,339	$(1,146,472)	-22.6%

Bookings By Product Stream:
Aftermarket Bookings	$2,547,120	$2,913,995	$(366,875)	-12.6%
Original Equipment Bookings	1,377,747	2,157,344	(779,597)	-36.1%
Total Bookings By Product Stream	$3,924,867	$5,071,339	$(1,146,472)	-22.6%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	October 25,	July 26,	April 26,	January 25,
	2013	2013	2013	2013
Backlog By Segment:
Underground Mining Machinery	$951,227	$1,017,911	$1,379,500	$1,349,754
Surface Mining Equipment	554,971	615,397	901,368	1,167,291
Eliminations	(29,367)	(50,781)	(73,133)	(77,679)
Total Backlog By Segment	$1,476,831	$1,582,527	$2,207,735	$2,439,366

Backlog By Product Stream:
Aftermarket Backlog	$554,838	$539,787	$660,499	$728,676
Original Equipment Backlog	921,993	1,042,740	1,547,236	1,710,690
Total Backlog By Product Stream	$1,476,831	$1,582,527	$2,207,735	$2,439,366

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC